Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Amendment No. 1 of Form S-1 of Kiromic BioPharma, Inc. and subsidiaries of our report dated February 14, 2025, relating to our audits of the consolidated financial statements of Kiromic BioPharma, Inc. and subsidiaries as of December 31, 2024 and 2023 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Amendment No. 1 of Form S-1.

/s/ Whitley Penn LLP

Houston, Texas

February 19, 2025